Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form F-3 No. 333-227334) of BHP Billiton Finance (USA) Limited,

(2)	Registration Statement (Form S-8 No. 333-227431) pertaining to the BHP Billiton Limited Executive Incentive Plan and the BHP Billiton Limited Global Employee Share Plan,

(3)	Registration Statement (Form S-8 No. 333-100496) pertaining to The BHP Billiton Ltd Executive Incentive Plan and Group Short Term Incentive Plan,

(4)	Registration Statement (Form S-8 No. 333-141531) pertaining to the BHP Billiton Limited Global Employee Share Plan, and

(5)	Registration Statement (Form S-8 No. 333-160636) pertaining to the BHP Billiton Limited Group Incentive Scheme;

of our reports dated 22 September 2020, with respect to the consolidated financial statements of the BHP Group (comprising BHP Group Limited, BHP Group Plc and their respective subsidiaries), and the effectiveness of internal control over financial reporting of the BHP Group included in this Annual Report (Form 20-F) of the BHP Group for the year ended 30 June 2020.

/s/ Ernst & Young Ernst & Young Melbourne, Australia 22 September 2020	/s/ Ernst & Young LLP Ernst & Young LLP London, United Kingdom 22 September 2020

Ernst & Young, an Australian partnership and Ernst & Young LLP, a limited liability partnership registered in England and Wales, are member firms of Ernst & Young Global Limited.

Ernst & Young Australia liability limited by a scheme approved under Professional Standards Legislation.